UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 29, 2020

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of CEO

On November 29, 2020, Tellurian Inc. (the “Company”) and Meg Gentle mutually agreed to Ms. Gentle’s departure from her position as President and Chief Executive Officer; and the board of directors (the “Board”) of the Company accepted Ms. Gentle’s resignation from the Board, effective on such date. In connection with her departure, the Company and Ms. Gentle agreed, among other things, that Ms. Gentle will, subject to certain customary conditions, (i) continue to receive her current base salary through December 31, 2021, (ii) receive a future lump sum cash payment of $721,000, (iii) receive COBRA benefits for 18 months, (iv) retain 3,250,000 shares of restricted stock that will vest upon a final investment decision relating to the Driftwood Project, 161,000 outstanding stock options and the portion of her Construction Incentive Award that is attributable to Phases 1 and 2 of the Driftwood Project representing potential payments of $21.0 million in the aggregate, and will forfeit all other outstanding equity compensation or cash-based incentive awards. The Company and Ms. Gentle have also agreed to certain customary confidentiality, non-disparagement, non-solicitation and non-compete covenants.

Appointment of new CEO

On November 29, 2020, the Company appointed Octávio Simões to the position of President and CEO of the Company, such appointment to be effective on November 30, 2020. No family relationships exist between Mr. Simões and any of the Company’s directors and other executive officers.

Mr. Simões, 61, joined the Company in April 2019 as Senior Advisor to the CEO; he was appointed as the Company’s Executive Vice President, LNG Marketing and Business Development in September 2020. Prior to joining the Company, Mr. Simões was President and CEO of Sempra LNG & Midstream from January 2012 to March 2019, where he was responsible for all liquefied natural gas and natural gas midstream activities, including Cameron LNG, a 12 million tonnes per annum liquefaction facility that came onstream with first LNG exports in August 2019. He has engineering degrees from the Georgia Institute of Technology and from the University of Massachusetts – Dartmouth, and is a registered professional engineer.

In connection with his appointment as CEO, Mr. Simões’ annual base salary was set at $725,000 and his annual bonus target was set at 125%. In addition, he was awarded 1,000,000 restricted stock awards, which will vest in one-third increments upon a final investment decision for the Driftwood Project and the subsequent two years.

Election of new directors

On November 29, 2020, the Board appointed Jonathan Gross and Jean Abiteboul as directors of the Company. No family relationships exist between either Mr. Gross or Mr. Abiteboul and any of the Company’s directors and executive officers. There are no transactions in which the Company is or was a participant and in which either Mr. Gross or Mr. Abiteboul has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Each of Mr. Gross and Mr. Abiteboul is expected to enter into the Company’s standard form of director indemnification agreement. The Board appointed Mr. Gross to serve on the Audit Committee of the Board and Mr. Abiteboul to serve as a member of the Compensation Committee of the Board. Each of Mr. Gross and Mr. Abiteboul was awarded shares of restricted stock consistent with the Company’s existing director compensation policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

By:	/s/ L. Kian Granmayeh
Name:	L. Kian Granmayeh
Title:	Executive Vice President and Chief Financial Officer

Date: November 30, 2020